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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   __________

                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. ________)*




                      TOTAL ENTERTAINMENT RESTAURANT CORP.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    89150E100
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                                 (CUSIP Number)

                                February 23, 2004
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1(b)
                  |X|  Rule 13d-1(c)
                  |_|  Rule 13d-1(d)

          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               Page 1 of 4 Pages

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CUSIP No. 89150E100                    13G                     Page 2 of 4 Pages
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1.  NAME OF REPORTING PERSON        Jamie B. Coulter
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_].
                                                      (b) [_].

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3.  SEC USE ONLY


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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
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                                 5.       SOLE VOTING POWER
                                          1,292,667

           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY                     0
           OWNED BY
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON                        1,292,667
             WITH
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER
                                          0

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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,292,667
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    13.17%
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12. TYPE OF REPORTING PERSON*

    IN
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

This Schedule 13G is being filed pursuant to Rule 13d-1(c) in lieu of Amendment No. 3 to Schedule 13D since the Reporting Person beneficially owns more than 5% but less than 20% of the outstanding common stock of the Issuer.

                                   Page 2 of 4
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CUSIP No. 89150E100                    13G                     Page 3 of 4 Pages
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ITEM 1(A).  NAME OF ISSUER:

            Total Entertainment Restaurant Group

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            9300 East Central
            Wichita, KS 67206

ITEM 2(A).  NAME OF PERSON FILING:

            Jamie B. Coulter

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            3535 Gillespie, #603
            Dallas, TX 75219

ITEM 2(C).  CITIZENSHIP:

            United States

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(E).  CUSIP NUMBER:

            89150E100

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A:

            (a) |_| Broker or dealer registered under Section 15 of the Act

            (b) |_| Bank as defined in Section 3(a)(6) of the Act

            (c) |_| Insurance company as defined in Section 3(a)(19) of the Act

            (d) |_| Investment company registered under Section 8 of the
                    Investment Company Act

            (e) |_| Investment adviser registered under Section 203 of the
                    Investment Advisors Act of 1940

            (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

            (g) |_| Parent holding company, in accordance with Rule
                    13d-1(b)(1)(ii)(G)

            (h) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.     OWNERSHIP.

            (a) Amount beneficially owned:

                1,292,667

            (b) Percent of class:

                13.17%

            (c) Number of shares as to which such person has:

                (i) Sole power to vote or to direct the vote : 1,292,667

               (ii) Shared power to vote or to direct the vote : 0

              (iii) Sole power to dispose or to direct the disposition
                    of : 1,292,667

               (iv) Shared power to dispose or to direct the disposition
                    of : 0

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CUSIP No. 89150E100                    13G                     Page 4 of 4 Pages
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ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:      March 4, 2004






                                         By: /s/ Jamie B. Coulter
                                            ---------------------------------
                                             Name: Jamie B. Coulter



















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